Exhibit 10.21

Agreement For Appointment To Board of Directors

1. PARTIES:

a. Ronald J. DelMauro ("RD") and
b. BioNeutral Group, Inc., a Nevada Corporation ("BioN”or the "Company").

2. Relationship Formed, Duties and Responsibilities:

RD will become a member of the BioN Board of Directors the ("Board"), effective upon his election to the Board of Directors. RD will serve on or chair committees of the Board and on the board(s) of any Company subsidiaries. RD shall devote such time and effort to this project as may be reasonably required of a Board Member. It is anticipated that RD shall devote one day per week to this project during the first 30 to 45 days of service in order to familiarize himself with the Company, its operations and technologies, and the development of its business plans.

3. Compensation:

(a)	Upon the execution hereof, the Company shall cause to be issued to RD 500,000 restricted BioN common shares; provided that, and subject to the terms of Section 7 hereof, if RD voluntarily resigns from service on the Board during the first year after his election to the Board, RD agrees to transfer to the Company 41,666 restricted BioN common shares for each month that RD's service on the Board of Directors is reduced less than one year; provided, further, that such obligation shall apply if, and only if, RD's service on the Board is terminated within the first year as a result of RD's voluntary resignation therefrom. As of the date of this Agreement, BioN shares trade at approximately $.08 per share. Accordingly, the agreed value of the director's fee for the first 12 months shall be $40,000.

(b)	Reimbursement of reasonable and necessary business expenses, subject to customary expense reporting requirements; and subject to any expenses exceeding more than $1,000 in any calendar month having been approved by the chairman of the Board or the Chairman of the Company's audit committee.

(c)	The Company acknowledges and agrees that RDhas extensivehealth care industry experience. The Company further acknowledges and agrees that, based upon RD's health care industry experience, it has requested that RD assist the Company in executing the Company's business strategy in the health care industry. In consideration of RD's efforts to assist the Company in executing its business strategy in the health care industry, RD shall be entitled to receive an additional 500,000 restricted BioN common shares; provided that RD meets any of the following qualitative and/or quantitative goals within the first year of his term on the Board:(i) assist the Company in recruiting additional members of the Board; (ii) assist the Company in recruiting any officers of the Company; (iii) increasing sales to existing customers of the Company; (iv) assist the Company in retaining existing customers and/or openingnew customer accounts; and/or (v) assist the Company in developing a marketing strategy.

4. RD has disclosed his previous service as CEO of St. Barnabas Medical. BioN has previously entered discussions with St. Barnabas Medical regarding a possible business relationship. The parties agree that RD shall not be required to participate in, and may abstain from, any Board deliberations regarding St. Barnabas. nor shall RD be entitled to any compensation arising from the Company's dealings with St. Barnabas.

5. Term and Termination. RD understands that while the Board may be able to appoint him to fill a vacancy on the Board of Directors, the shareholders have the right to elect directors. Accordingly, unless and until this Agreement is terminated by either party, RD agrees to stand for election to the Board of the Company if nominated by the Board for the slate of directors. Notwithstanding anything herein contained to the contrary, the parties acknowledge and agree that RD, subject to the terms of Sections 3(a) and 7 hereof, RD shall be entitled to resign from the Board at any time, in his sole and absolute judgment.

6. RD shall file 83(b) elections with t4e IRS with respect to the shares and options granted hereunder.

7. As a material inducement to RD to serve on1he Board, the Company represents warrants and covenants that it currently has and shall maintain in full force and effect throughout RD's tenure on the Board. a D&O Policy of insurance issued by National Union Fire Insurance Company for the policy period October 19, 2011 through October 19, 2012 (the "Policy"). The Company covenants and agrees to renew such Policy upon the expiration thereof and to provide prompt written notice to RD in the event that such Policy is terminated or not renewed by the insurance carrier for any reason. Notwithstanding anything herein contained to the contrary, in the event that the Policy is terminated or not renewed by the insurance carrier for any reason, RD shall be entitled to resign from the Board, without any obligation to transfer any shares to the Company in accordance with Section 3(a) hereof.

8. As a material inducement to RD to serve on the Board. the Company represents and warrants that it currently offers to Board members indemnification in accordance with the terms of a certain agreement dated February 10, 2009. The Company further covenants and agrees to execute  and deliver to RD an Indemnification Agreement in the form of Exhibit  A hereto, simultaneously with the execution hereof.

9. As a material inducement to RD to serve on the Board, the Company represents and warrants that, upon the effective date hereof, the· Board currently consists of the following members: Frank Battafarano and Dr. Andrew Kielbania

10. As material inducement to RD to serve on the Board, the Company represents and warrants that the Company just completed a capital restructuring, pursuant to which all debts of the Company were paid in full and the Company currently has a working capital reserve in excess of One Million ($1,000,000.00) Dollars.

11. This Agreement constitutes the full, complete and final expression of the parties understanding with respect to the subject matter hereof and may only be modified or amended in writing signed by both of the parties.  This Agreement may be superseded by a more formal agreement, but shall be binding unless and until such further agreement is fully executed and delivered. This Agreement shall be governed by the laws of the State of New Jersey, and the parties consent to the exclusive jurisdiction of the courts situated in New Jersey with respect to any dispute arising hereunder. Any notices or other communications required or permitted herem1der shall be sufficiently given if delivered personally, or sent by facsimile transmission, or by overnight delivery such as Federal Express, or by certified mail, postage prepaid, addressed as follows or to such other address of which a party may have given notice to all other parties by means provided for in this Section:

(a)        If toRD to·:

Mr. Ronald J. Del Mauro
50 Sherwood Drive
Watchung, New Jersey 07607
Facsimile No. (908) 753-8117

With a copy simultaneously to:

Louis Biancone, Esq.
Biancone & Wilinsky, LLP
230 Park Avenue - Suite 1549
NewYork, NewYork 10169
Facsimile No. (212) 661-4774

(b)            If to the Company to:

Unless otherwise specified herein, such notices or other communications shall be deemed given (i) on the date delivered if given personally. (ii) on the date sent, if given by facsimile, (iii) on the date delivered by the Company to the United States Postal Service, if given by certified mail, or (iv) on the date delivered by the overnight delivery service, if given by overnight delivery.

12. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Each  party hereto  shall from  time to time, at the request of any other party hereto, execute and deliver such  other instruments, and take such other actions, as such other party may reasonably request in order to moreeffectively consummate, or evidence the consummation of, the transactions contemplated by this Agreement.

14. The parties agree that this Agreement may be executed by the parties utilizing facsimile or electronic signatures, which facsimile or electronic signatures shall be deemedvalid and binding to the same extent as the original.

15. The individual executing this Agreement on behalf of the Company represents and warrants that he or she has full power and authority, to execute and deliver this Agreement and that this Agreement, at the time of delivery will be, duly authorized by appropriatecorporateresolutions, to the extent necessary, executed and delivered by the Company and constitutes or, at the time of delivery will constitute, a valid and binding obligation of the Companyenforceable against the Company in accordance with its terms.

Agreed to as of this 28 day of October, 2011

/s/ Ronald Del Mauro
Ronald Del Mauro

/s/ Andrew Kielbania
Name: Andrew Kielbania
Title: CEO